Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer
williamlowe@KEMET.com
864-963-6484

KEMET PROVIDES 4TH QUARTER FORECAST

Greenville, South Carolina (April 8, 2010) — KEMET Corporation (OTC Bulletin Board: KEME), a leading manufacturer of tantalum, multilayer ceramic, solid aluminum, film, paper and aluminum electrolytic capacitors, announced a fourth quarter forecast.

The Company expects that for the fiscal quarter ended March 31, 2010 revenue will be in the range of $208 million to $214 million and Adjusted EBITDA will be in the range of $22 million to $25 million.

“The business continues to show strength with the book-to-bill ratio holding at a relatively high positive level and the backlog for the quarter ending June 30, 2010 continues to be healthy due to strong customer demand,” said Per Loof, KEMET’s Chief Executive Officer.  “As a consequence, lead times are extending and the company is working with its customers to ensure uninterrupted supply,” continued Loof.

The Company also reported that it has reached an agreement with three labor unions in Italy and with the regional government in Emilia Romagna, Italy, to proceed with the Company’s planned restructuring process. The Company intends to focus on producing specialty products in Europe and the U.S. and shift standard and commodity production to lower cost regions.

About KEMET

KEMET Corporation (OTC Bulletin Board: KEME) applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface mount and through hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

KEMET defines EBITDA as operating income (loss) before depreciation and amortization expense. KEMET defines Adjusted EBITDA as EBITDA adjusted to exclude restructuring charges, stock-based compensation expense, write down of long-lived assets, and gain/loss on disposal of fixed assets. We use EBITDA and Adjusted EBITDA to monitor and evaluate our operating performance and to facilitate internal and external comparisons of the historical operating performance of our business. EBITDA and Adjusted EBITDA are not measures of performance under GAAP, and they should not be considered as an alternative to cash flow from operating activities as a measure of liquidity or as alternatives to net income as an indicator of our operating performance or any other measure of performance derived in accordance with GAAP.

CAUTIONARY STATEMENT ON FORWARD LOOKING STATEMENTS

Our results of operations for the fiscal quarter ended March 31, 2010 are not yet available. Accordingly, the ranges set forth above are based on our current estimated results for such period in light of currently available (but incomplete) information. There can be no assurances that our actual net sales or Adjusted EBITDA figures for the fiscal quarter ended March 31, 2010 will fall within the ranges set forth above, and any variation between our actual results and the ranges set forth above may be material. We have not finalized our financial statement closing process for the fiscal quarter and fiscal year ending March 31, 2010. During the course of the financial statement closing process, we may identify items that would require us to make adjustments, which may be material, to the estimated ranges set forth above. The ranges set forth above constitute forward-looking statements and are subject to risks and uncertainties, including possible material adverse adjustments to our preliminary operating results.

This news release contains or incorporates by reference documents containing certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements.  Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements.  Readers should not rely solely on the forward-looking statements and should consider all uncertainties and risks. The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.  All forward-looking statements, by their nature, are subject to risks and uncertainties.  Our actual future results may differ materially from those set forth in our forward-looking statements.  We face risks that are inherent in the businesses and the market places in which we operate.  While management believes these forward-looking statements are accurate and reasonable, uncertainties, risks and factors, including those described below, could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward looking statements include, but are not necessarily limited to, the following:  (i) generally adverse economic and industry conditions, including a decline in demand for our products; (ii) the ability to maintain sufficient liquidity to realize current operating plans; (iii) the effect of receiving a going concern statement in our auditor’s report on our fiscal year 2009 audited financial statements; (iv) reevaluation of the fair value of our reporting segments and potential write downs of long-lived assets resulting from adverse economic conditions; (v) the cost and availability of raw materials; (vi) changes in our competitive environment; (vii) economic, political, or regulatory changes in the countries in which we operate; (viii) the ability to successfully integrate the operations of acquired businesses; (ix) the ability to attract, train and retain effective employees and management; (x) the ability to develop innovative products to maintain customer relationships; (xi) the impact of environmental issues, laws and regulations that apply to our business, including those related to environmental matters; (xii) our ability to finance and achieve the expected benefits of our manufacturing relocation plan or other restructuring plans; (xiii) volatility of financial and credit markets which would affect our access to capital; (xiv) increased difficulty or expense in accessing capital because of the delisting of our common stock from the New York Stock Exchange; (xv) exposure to foreign exchange gains and losses; (xvi) need to reduce costs to offset downward price trends; (xvii) potential limitation on use of net operating losses to offset possible future taxable income; (xviii) dilution as a result of the issuance of a warrant to K Equity, LLC; and (xix)  the possible existence of a controlling shareholder resulting from the exercise of the warrant by K Equity, LLC.